Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Advaxis, Inc. on Amendment No. 2 to Form S-3, File No. 333-216008, of our report dated January 9, 2017 with respect to our audits of the financial statements of Advaxis, Inc. as of October 31, 2016 and 2015 and for the years ended October 31, 2016, 2015 and 2014 and, our report dated January 9, 2017 with respect to our audit of the effectiveness of internal control over financial reporting of Advaxis, Inc. as of October 31, 2016 appearing in the Annual Report on Form 10-K of Advaxis, Inc. for the year ended October 31, 2016. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

March 17, 2017